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                                                                    Exhibit 3.89

                    CERTIFICATE OF AMENDMENT OF ARTICLES OF
                                INCORPORATION OF
                INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.

     Stephen N. Rogers, MD and Christopher W. Cary certify that:


     1. They are the President/Chairman and the Secretary, respectively, of Integrated Specialists Management Services, Inc., a California corporation.

     2. The Board of Directors of Integrated Specialists Management Services, Inc. has approved the following amendment to the articles of incorporation:

     Article Four of the articles of incorporation is amended to read in its entirety as follows: The corporation is authorized to issue only one class of shares, which shall be Common Stock, in a total number of two million shares. On the amendment of this article, each outstanding share of Common Stock is split up and converted into two shares of Common Stock.

     3. This amendment may be adopted with approval by the Board of Directors alone because the corporation has one class of shares outstanding and the amendment effectuates only a stock split, as defined in Corporations Code
Section 188. Corporation Code Section 902(c) authorizes the adoption of this type of amendment with approval by the Board alone.

     We declare under penalty of perjury that the statements set forth in this certificate are true and correct of our own knowledge and that this declaration was executed on __________ at San Diego, California.

     Dated: January 29, 1997

/s/ Stephen N. Rogers, MD [signature]  /s/ Christopher W. Cary, MD [signature]
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Stephen N. Rogers, MD   [printed name] Christopher W. Cary, MD    [printed name]
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President/Chairman      [title]        Secretary                  [title]
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